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                                   EXHIBIT 99

                              BULL RUN CORPORATION
                            4370 Peachtree Road, N.E.
                           Atlanta, Georgia 30319-3099
                                 (404) 266-8333


                                                           News Release
                                                           August 19, 2003


        BULL RUN CORPORATION SELLS ITS POSITION IN GRAY TELEVISION, INC.

Atlanta, Georgia - Bull Run Corporation (Nasdaq: BULL) today announced that the Company has sold its entire position in Gray Television, Inc. common stock at a price of $16.95 per share. As a result of the sale, the Company reduced its debt by $28 million, and executed an amendment to its bank credit facility that substantially reduces its overall borrowing costs and extends the facility's maturity date from September 30, 2003 to November 30, 2004.

Gray repurchased 1,017,647 shares of its class A common stock (NYSE: GTN.a) and 11,750 shares of its common stock (NYSE: GTN) from Bull Run. Additionally, certain family entities of J. Mack Robinson purchased the remaining 1,000,000 shares of Gray class A common stock held by Bull Run. Mr. Robinson is Bull Run's Chairman of the Board and Gray's Chairman and CEO.

Bull Run reduced its outstanding bank debt to approximately $55.9 million from the proceeds on the sale of its investment in Gray. The interest rate charged by the lenders under the amended bank facility was reduced to the banks' prime rate. The Company has reduced its bank debt by $38 million over the past nine months.

Bull Run, through Host Communications, provides affinity, multimedia, promotional and event management services to universities, athletic conferences, corporations and associations.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.



Contacts:
Robert S. Prather, Jr., Bull Run's President & Chief Executive Officer, at
(404) 266-8333, or Frederick J. Erickson, VP-Finance and Chief Financial Officer, at (704) 602-3107.


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